UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2013

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588

(Address of principal executive offices)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2013, the Board of Directors of The Cooper Companies, Inc. (the “Company”) increased the size of the Board of Directors (the “Board”) to nine members and appointed Mr. Gary S. Petersmeyer to serve as a member of the Board. The Board has affirmatively determined that Mr. Petersmeyer is independent of the Company and its management.

Mr. Petersmeyer currently serves as a consultant to companies in the pharmaceutical and medical device industries. Most recently he co-founded Aesthetic Sciences Corporation in 2004 and served as chief executive officer and chairman until December 2010. Prior to this he served as president and chief operating officer of Pherin Pharmaceuticals, Inc. from 2000 to 2001, and as president and chief operating officer of Collagen Corporation, Inc. from 1995 to 1998. From 1998 to 2000, he was CEO of Collagen Aesthetics, Inc. From 1976 to 2000, he served in various management positions for pharmaceutical and medical device companies.

There are no transactions between Mr. Petersmeyer (or any member of his immediate family) and the Company (or any of its subsidiaries) and there is no arrangement or understanding between Mr. Petersmeyer and any other person or entities pursuant to which Mr. Petersmeyer was appointed as a director of the Company.

At the date of his appointment, Mr. Petersmeyer will (i) receive a grant of stock options and a grant of restricted shares pursuant to the terms of the Company’s Second Amended & Restated 2006 Long-Term Incentive Plan for Non-Employee Directors and (b) be eligible for cash compensation in the form of an annual stipend for his service and payment for attendance at meetings of the Board, all as more fully described in the Company’s proxy statement filed with the Securities and Exchange Commission on February 6, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated January 25, 2013 regarding Appointment of Gary S. Petersmeyer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By	/s/ Carol R. Kaufman
Carol R. Kaufman

Executive Vice President, Secretary and Chief Administrative Officer

Dated: January 25, 2013

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated January 25, 2013 regarding Appointment of Gary S. Petersmeyer